Exhibit 4.5

ASSUMPTION AGREEMENT AND FIRST AMENDMENT TO MANAGEMENT STOCKHOLDERS AGREEMENT

THIS ASSUMPTION AGREEMENT AND THIS FIRST AMENDMENT (together, this “Amendment”) TO THE MANAGEMENT STOCKHOLDERS AGREEMENT (the “Agreement”) dated as of January 1, 2002, by and among LINCOLN TECHNICAL INSTITUTE, INC., a New Jersey corporation (“LTI”), the Management Investors (as such term is defined in the Agreement) and BACK TO SCHOOL ACQUISITION L.L.C., a Delaware limited liability corporation (“Stonington”), is entered into as of December 20, 2007 (the “Effective Date”) by and among LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation (“LESC”), LTI, Stonington and the undersigned Management Investors (together, the “Consenting Investors”).

RECITALS

WHEREAS, LTI, Stonington and Management Investors entered into the Agreement to provide for certain rights and obligations among them, including, but not limited to, the right, under certain circumstances, of the Other Stockholders to have their Registrable Securities included in a registration statement filed by LTI;

WHEREAS, Section 5.10 of the Agreement provides that the Agreement shall be binding upon and shall inure to the benefit of the parties thereto and their respective successors, assigns and transferees;

WHEREAS, LESC, LTI, Stonington and the Consenting Investors desire to amend Section 4.01 of the Agreement to reduce the notice period to be afforded to the Other Stockholders in connection with certain registration rights and to enter into certain other amendments;

WHEREAS, LTI desires to amend the Agreement and to assign its rights, duties and obligations under the Agreement to LESC and LESC wishes to so assume all rights, duties and obligations of LTI under the Agreement;

WHEREAS, Section 5.04 of the Agreement provides, among other things, that the Agreement may be amended by a written instrument signed by LTI, Stonington and Management Investors beneficially owning at least a majority of the then outstanding Management Shares; and

WHEREAS, the Consenting Investors own at least a majority of the currently outstanding Management Shares;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter set forth, the receipt, sufficiency and adequacy of which are hereby acknowledged, LESC, LTI, Stonington and the Consenting Investors hereto mutually agree as follows:

ARTICLE I
DEFINITIONS

1.1           Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

1.2           Each reference in the Agreement to “the Company” shall mean and be a reference in all respects to LESC.

ARTICLE II
ASSUMPTION OF AGREEMENT

2.1           Assignment.  LTI hereby assigns, transfers, conveys and delegates to LESC any and all of LTI’s interest in and rights, duties and obligations under the Agreement, and LESC hereby accepts such assignment, transfer, conveyance and delegation.

2.2           Assumption.  LESC hereby assumes full responsibility for the full performance of, and undertakes, assumes and agrees to perform, pay or otherwise discharge when due, any and all duties and obligations of LTI arising under the Agreement.

2.3           Further Assurances.  Each of LESC, LTI, Stonington and the Consenting Investors hereto agrees that it will hereafter execute all further instruments or documents and do such other acts and things as may be necessary or desirable to more fully effectuate the assignment and assumption provided for herein.

2.4           Release of LTI.  Notwithstanding anything to the contrary contained herein, upon the execution and delivery of this Amendment, LESC, Stonington and the Consenting Investors hereby agree that LTI shall be released from all of its duties and obligations under the Agreement.

ARTICLE III
FIRST AMENDMENT TO THE AGREEMENT

3.1           Amendment of Section 4.01 of the Agreement. Section 4.01 of the Agreement shall be deleted and replaced with the following:

“If at any time the Company determines that it shall file a registration statement under the Securities Act (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely pursuant to the Company’s employee benefit plans) on any form that would also permit the registration of the Registrable Securities and such filing is to be on behalf of the Company and/or on behalf of selling holders of its securities for the general registration of its Common Stock to be sold for cash, the Company shall promptly give each Other Stockholder written notice of such determination, setting forth the earliest date on which the Company proposes to file such registration statement, which date shall be no earlier than fifteen (15) days from the date of such notice, and advising each Other Stockholder of its right to have such Other Stockholder’s Registrable Securities included in such registration; provided that the Other Stockholders shall not have any right to have their Registrable Securities included in the initial public offering of the Company if no other Stockholder has its Registrable Securities so included. Upon the written request of any Other Stockholder received by the Company no later than seven (7) days after the date of the Company’s notice, the Company shall use all reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each Other Stockholder has so requested to be registered.  If, in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, as reasonably determined by the Board and communicated in writing to the Stockholders), the total amount of such securities to be so registered, including such Registrable Securities, will exceed the maximum amount of the Company’s securities which can be marketed (i) at a price reasonably related to the then current market value of such securities, or (ii) without otherwise materially and adversely affecting the entire offering, then the Company shall be entitled to reduce the number of Registrable Securities to be sold in the offering by the Other Stockholders, and any other stockholders of the Company exercising incidental registration rights similar to those set forth herein, to that number which in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, as reasonably determined by the Board and communicated in writing to the Other Stockholders) would permit all such securities (including Shares held by any other stockholder of the Company who proposes to exercise such incidental registration rights) to be so marketed. Such reduction shall be allocated among the Other Stockholders in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each such Other Stockholder and the number of Shares owned by any other stockholders of the Company which are sought to be included in the registration statement by such other stockholders of the Company, all measured at the time of filing the registration statement.”

3.2           Addition of Section 4.08 to the Agreement.  The Agreement is hereby amended by adding the following Section 4.08 thereto:

“SECTION 4.08.   Limitation on Registration Rights. Notwithstanding anything to the contrary contained in this Article IV, the Company shall not be required to give notice of a proposed filing of a registration statement pursuant to this Article IV of this Agreement to an Other Stockholder or include Registrable Securities of an Other Stockholder in a proposed registration if such Other Stockholder, at the date immediately prior to the date of the Company’s notice (if such notice is required) beneficially owns less than twenty-five thousand (25,000) Registrable Securities (the “Ineligible Other Stockholder”). An Ineligible Other Stockholder shall have no rights under this Agreement to have its Registrable Securities included in a registration statement of the Company, and shall have no other rights under this Article IV of the Agreement that may be available to any Other Stockholder.”

3.3           Amendment to the Term “Registrable Shares”.  Each reference in the Agreement to “Registrable Shares” shall be deleted and replaced with “Registrable Securities”.

3.4           Amendment of Section 5.5 of the Agreement.  Section 5.5 of the Agreement shall be deleted and replaced with the following:

“All notices and other communications provided for herein and in the Agreement shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally, or when deposited in the mail if sent by registered or certified mail, return receipt requested, postage prepaid and when received if delivered otherwise, to the party to whom it is directed:

(a)	if to LESC, to:

Lincoln Educational Services Corporation
200 Executive Drive
West Orange, New Jersey 07052
Facsimile: (973) 243-0841
Attention: David F. Carney

with a copy to:

Stonington Partners, Inc.
767 Fifth Avenue, 48th Floor
New York, New York 10153
Attention: James J. Burke, Jr.

and a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile: 646-848-7088 and 646-848-8167
Attention: Rohan S. Weerasinghe, Esq.
Ferdinand J. Erker, Esq.

(b)           if to any of the Management Investors, to the address of such Management Investor as shown in the stock record book of LESC or LTI;

(c)	if to Stonington to:

Stonington Partners, Inc.
767 Fifth Avenue, 48th Floor
New York, New York 10153
Attention: James J. Burke, Jr.

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile: 646-848-7088 and 646-848-8167
Attention: Rohan S. Weerasinghe, Esq.
Ferdinand J. Erker, Esq.

ARTICLE IV
MISCELLANEOUS

4.1           Effective Date. This Amendment shall become effective on the Effective Date.

4.2           Applicable Law.  The laws of the State of New York without reference to the choice of law principles thereof shall govern the interpretation, validity and performance of the terms of this Amendment, regardless of the law that might be applied under principles of conflicts of law.

4.3           Integration.    This Amendment and the documents referred to herein or delivered pursuant hereto which form a part of the Agreement, contain the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or therein and in the Management Subscription Agreement, the Management Stock Option Plan, the Stock Option Agreements, and, if any, the employment agreement between a Management Investor and LESC or one of its subsidiaries.  The Agreement, as amended by this Amendment, supersedes all prior agreements and understandings between the parties with respect to its subject matter other than such agreements and understandings set forth in the Management Subscription Agreement, the Management Stock Option Plan, the Stock Option Agreements and any such employment agreement.

4.4           Descriptive Headings, Etc.  The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of the Agreement or this Amendment otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Amendment.

4.5           Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

4.6           Successors, Assigns and Transferees.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and the parties in the Agreement and their respective successors, assigns and transferees except to the extent that the terms of this Amendment limit or otherwise restrict the transferability of any rights or obligations hereunder.

4.7           Severability.  In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

4.8           Consent to Jurisdiction.  (a) Each party hereto hereby irrevocably consents and submits to the exclusive jurisdiction of any state or federal court whose situs is within New York City in any action or proceeding arising out of or relating to the Agreement or this Amendment, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any federal court sitting in New York that possesses subject matter jurisdiction over the asserted claims or by any state court sitting in New York City.

(b)         Each party further irrevocably agrees that venue for any action or proceeding arising out of or relating to the Agreement or this Amendment shall be proper in any state or federal court located in New York City, and each party irrevocably waives any right it may have to transfer or change the venue of any such action or proceeding brought against it in a state or federal court located in New York City.  Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)          Nothing in this Section 4.9 shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or its property in the courts of other jurisdiction.

4.9           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE AGREEMENT OR THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

4.10          Benefits of this Amendment.  Nothing in this Amendment, express or implied, shall give to any party, other than the parties hereto and the parties under the Agreement, including their successors or Permitted Transferees, any benefit of any legal or equitable right, remedy or claim under the Agreement or this Amendment.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Management Stockholders Agreement as of the Effective Date.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ David F. Carney
Name:	David F. Carney
Title:	Chairman and Chief Executive Officer

LINCOLN TECHNICAL INSTITUTE, INC.

By:	/s/ David F. Carney
Name:	David F. Carney
Title:	Chairman and Chief Executive Officer

BACK TO SCHOOL ACQUISITION, L.L.C.

By:	/s/ James J. Burke, Jr.
Name:	James J. Burke, Jr.
Title:	President

MANAGEMENT INVESTORS

By:	/s/ David F. Carney
Name:	David F. Carney

By:	/s/ Scott M. Shaw
Name:	Scott M. Shaw

By:	/s/ Cesar Ribeiro
Name:	Cesar Ribeiro

By:	/s/ Lawrence E. Brown
Name:	Lawrence E. Brown